Exhibit 99.1

Bellicum Reports First Quarter 2020 Financial Results and Provides Operational Update
Bellicum’s three GoCAR™ programs remain on track
Completed $15 million sale of manufacturing, office and laboratory facility to MD Anderson and entered into supply agreement

HOUSTON, May 7, 2020 --- Bellicum Pharmaceuticals, Inc. (NASDAQ:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the first quarter 2020 and provided an operational update.
“Bellicum entered the year with a renewed strategic focus on our novel GoCAR programs and we are pleased with the progress of our three development assets in the face of the COVID-19 pandemic,” said Rick Fair, President and Chief Executive Officer of Bellicum. “Despite the public health challenges, we continued enrollment in our BPX-601 clinical trial, advanced our non-clinical research, and completed the strategically important sale of our facility to MD Anderson. Most importantly, we remain committed to the health and safety of our employees, our clinical collaborators, and patients involved in our clinical trials, and are closely monitoring and responding to public health guidance as we continue our important work.”
PROGRAM HIGHLIGHTS AND CURRENT UPDATES

BPX-601 GoCAR-T®
•Bellicum is currently enrolling patients in cohort 5C of the BPX-601 clinical trial in relapsed pancreatic cancer to evaluate the safety of repeat rimiducid dosing to re-activate BPX-601 cells over time. This is the first-in-human experience using the GoCAR platform as intended. Initial results from Cohort 5C are expected to be presented at a medical meeting by the end of 2020. Bellicum presented new Phase 1 translational data for BPX-601 at the American Society of Clinical Oncology Gastrointestinal Cancers Symposium (ASCO GI) in San Francisco in January 2020. Primary observations included tumor infiltration, GoCAR-T mediated immunomodulation, survival and persistence of cells for up to nine months, and changes in the tumor microenvironment gene expression consistent with a productive CAR-T cell immune response.

BPX-603 GoCAR-T
•Bellicum continues to conduct its investigational work in preparation of its response to the FDA’s request to further characterize this product candidate and support potential IND clearance. Management expects to provide an update on its progress for this program in the third quarter of 2020.

BCMA GoCAR-NK™ Program
•Preclinical development activities are continuing for Bellicum’s GoCAR-NK program targeting B-cell maturation antigen, or BCMA, for the treatment of multiple myeloma. Allogeneic GoCAR-NK cells may improve the durability of clinical responses while offering the anticipated advantages that an off-the-shelf product may provide, including faster and more certain time to treatment, greater scalability and convenience, and potentially lower cost. Management expects to present additional preclinical data for this program by the end of 2020.

Exhibit 99.1

Corporate Highlights
•In April 2020, Bellicum closed a transaction in which The University of Texas MD Anderson Cancer Center acquired Bellicum’s approximately 60,000-square-foot Houston facility, including manufacturing, office and laboratory space, for $15.0 million. In conjunction with the asset purchase agreement, Bellicum entered into a master services agreement with MD Anderson under which MD Anderson will manufacture Bellicum’s cellular therapy candidates, in addition to using the facility for its own internal programs. Concurrent with this transaction, Bellicum partially repaid approximately $7.0 million of its Oxford Finance debt obligations.

Potential for COVID-19 Impact
•Due to the COVID-19 pandemic, MD Anderson has temporarily closed its cell therapy manufacturing facilities. Bellicum does not currently expect the facility closure to significantly impact the company’s clinical trial progression and the timing of results, but such delays are possible depending on the duration of closure. The exact timing of potential delays and the overall impact of the COVID-19 pandemic on Bellicum’s business, its ability to obtain clinical material, and to conduct preclinical research and clinical trials in a timely manner is currently unknown. So far, the pandemic has not had a material impact on Bellicum’s ability to conduct its business activities, but that could change, and management is monitoring and responding to the crisis as it continues to evolve.

First Quarter 2020 Financial Results
R&D Expenses: Research and development (R&D) expenses were $10.4 million for the first quarter of 2020, compared to $16.8 million for the first quarter of 2019. The reduction in expenses in the first quarter of 2020 resulted primarily from reduced expenses related to rivo-cel and the reduction in force that was implemented during the second half of 2019, partially offset by an increase in expenses related to our GoCAR programs.

G&A Expenses: General and administrative (G&A) expenses were $4.2 million for the first quarter of 2020 compared to $7.5 million during the comparable period in 2019. The reduction in expenses in the first quarter 2020 relative to the comparable period in 2019 were primarily due to the reduction in rivo-cel related commercialization activities as well as the effects of the reduction in force that reduced employee-related charges.

Loss from Operations: Bellicum reported a loss from operations of $14.6 million for the first quarter of 2020 compared to a loss from operations of $23.9 million for the first quarter of 2019. Cash used in operating activities was $16.3 million for the first quarter of 2020, compared to cash used in operating activities of $24.6 million.
Net Income/Loss: Bellicum reported net income of $17.6 million for the first quarter of 2020 compared to a net loss of $24.5 million for the first quarter of 2019. The results included a non-cash gain of $32.8 million related to the change in fair value of warrant and private placement option liability in the first quarter of 2020.
Shares Outstanding: As of March 31, 2020, Bellicum had 5,049,892 shares of common stock outstanding and 534,000 shares of preferred stock outstanding. Each share of preferred stock can be converted into 10 shares of common stock.
Cash Position and Guidance: Bellicum reported cash and cash equivalents and restricted cash totaling $75.5 million as of March 31, 2020, compared to $93.8 million as of December 31, 2019. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements into the second half of 2021. Management expects cash utilization of $55 to $65 million in 2020.

Exhibit 99.1

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T and CAR-NK™ cell therapies. Bellicum’s lead GoCAR-T® candidate, BPX-601, is designed to be a more efficacious CAR-T cell product capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at www.bellicum.com.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities and expectations regarding presenting data for our BPX-601, BPX-603, GoCAR-NK and other cell therapy programs, our ability to enroll patients and generate meaningful clinical data in our ongoing GoCAR clinical program and advance additional GoCAR programs to the clinic; our ability to generate nonclinical data necessary to secure FDA clearance of the IND submitted for BPX-603 and the timing of generating and submitting such data; the ability of MD Anderson to manufacture cell therapies for our clinical trials and preclinical studies; the potential impact of the COVID-19 on enrollment in clinical trials and other aspects of our business, and our expected cash runway. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q for the three months ended March 31, 2020 and our annual report on Form 10-K the year ended December 31, 2019. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(Unaudited; in thousands)

	March 31,	December 31,
	2020	2019
Current Assets:
Cash and cash equivalents	$74,555	$91,028
Restricted cash, current	939	2,788
Accounts receivable, interest and other receivables	46	303
Prepaid expenses and other current assets	1,633	884
Assets held for sale	17,050	16,851

Non-Current Assets:
Operating lease right-of-use assets	957	1,042
Property and equipment, net	1,830	2,529
Other assets	511	825
Total assets	$97,521	$116,250

Current Liabilities:
Accounts payable	$1,794	$2,643
Accrued expenses and other current liabilities	8,075	9,770
Warrant derivative liability	15,265	52,184
Private placement option liability	16,187	12,094
Current portion of long-term debt	11,195	11,000
Current portion of lease liabilities	472	454
Liabilities held for sale	5,921	6,273

Long-Term Liabilities:
Long-term debt, net of deferred issuance costs	23,736	25,717
Long-term lease liabilities	739	864

Preferred stock	21,308	21,468
Total stockholders' deficit	(7,171)	(26,217)
Total liabilities, preferred stock and stockholders' deficit	$97,521	$116,250

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(Unaudited; in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2020	2019

Grant Revenues	$—	$516

Operating Expenses:
Research and development	10,448	16,848
General and administrative	4,171	7,536
Total operating expenses	14,619	24,384
Operating loss	(14,619)	(23,868)

Interest income	354	410
Interest expense	(985)	(1,070)
Change in fair value of warrant and private placement option liabilities	32,826	—
Net income (loss)	$17,576	$(24,528)
Less: undistributed earnings to participating securities	(12,084)	—
Net income (loss) attributable to common shareholders	$5,492	$(24,528)

Net income (loss) per share attributable to common shareholders, basic	$1.09	$(5.54)
Net income (loss) per share attributable to common shareholders, diluted	$1.09	$(5.54)

Weighted-average common shares outstanding, basic	5,039,695	4,424,389
Weighted-average common shares outstanding, diluted	5,040,056	4,424,389

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
Westwicke ICR
858-356-5932
Robert.uhl@westwicke.com